Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement (this “Amendment”) is made and entered into as of the 14th day of April, 2010, by and among ZOLTEK COMPANIES, INC., a Missouri corporation having its chief executive office and principal place of business located at 3101 McKelvey Road, St. Louis, Missouri 63044 (“Parent”), ZOLTEK CORPORATION, a Missouri corporation, ENGINEERING TECHNOLOGY CORPORATION, a Missouri corporation, and ZOLTEK PROPERTIES, INC., a Missouri corporation, (individually and collectively hereinafter “Borrowers”; all references to “Borrowers” or “Borrower” shall mean each and all of the Borrowers) and SOUTHWEST BANK, an M&I Bank (the “Bank”), with an office at 13205 Manchester Road, St. Louis, Missouri 63131.

W I T N E S S E T H:

WHEREAS, Bank and Borrowers are parties to that certain Credit Agreement dated as of May 11, 2001, as amended by that certain First Amendment to Credit Agreement dated as of February 13, 2003, as amended by that Second Amendment to Credit Agreement dated January 13, 2004 and as further amended by letter dated April 1, 2009 (as amended, the “Agreement”); and

WHEREAS, Bank and Borrowers desire to amend the Agreement upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the covenants, promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto agree as follows:

1. Amendments to the Agreement.

All of the following amendments are effective January 1, 2010:

(a) Section 1. Definitions – Borrowing Base is hereby deleted in its entirety and replaced by the following:

Borrowing Base – At any date of determination, an amount equal to: (i) eighty percent (80%) of the face amount of Eligible Accounts outstanding at such date; plus (ii) the Eligible Inventory Advance Amount; minus (iii) the aggregate undrawn face amount of all outstanding letters of credit issued by the Bank for the account of any one or more of the Borrowers. In no event, however shall the Borrowing Base exceed Ten Million Dollars ($10,000,000.00).

(b) Section 1. Definitions – Eligible Account (ii) is hereby deleted in its entirety and replaced by the following:

(ii) it remains unpaid more than one hundred and twenty (120) days after the original invoice date; or

(c) Section 1. Definitions — Eligible Inventory Advance Rate is hereby deleted in its entirety and replaced by the following:

Eligible Inventory Advance Rate – With respect to all Eligible Inventory, fifty percent (50%) (measured at cost).

(d) Section 3.02 of the Agreement is hereby deleted in its entirety and replaced by the following:

Term of Revolving Credit Facility – Subject to the Bank’s right to cease making Loans to the Borrowers at any time upon or after the occurrence and during the continuation of any Default or Event of Default, the Borrowers shall be entitled to request advances under the Revolving Credit Note for the period from January 1, 2010 to and including January 1, 2011 (the “Revolving Loan Maturity Date”). In no event may the Borrowers terminate this Agreement until the Borrowers have repaid all Loans and otherwise paid and performed their Obligations hereunder. All indemnities given by the Borrowers to the Bank under any of the Loan Documents shall survive the repayment of the Loans and the termination of the Agreement.

(e) Section 6.03 of the Agreement, Specific Financial Covenants, is hereby deleted in its entirety.

2. Conditions To Execution Of This Amendment. Any provision contained herein or in the Agreement to the contrary notwithstanding, Bank’s execution of this Amendment is subject to the following:

(a) All representations and warranties made in the Agreement and herein shall be true and correct in all material respects as of the date hereof and, by execution of this Amendment, each Borrower hereby certifies same to Bank;

(b) After giving effect to this Amendment, no Borrower shall have defaulted, or taken or failed to take any action which, unless corrected, would give rise to a default on any of its obligations to Bank;

(c) After giving effect to this Amendment, no action or omission exists as of the date hereof which constitutes, or which, with the passage of time, would constitute a Default or Event of Default, and each Borrower shall have certified the same to Bank by a duly authorized officer;

(d) Each Borrower shall be in compliance with all covenants of the Agreement, as amended;

(e) All documents and filings necessary to maintain and perfect Bank’s security interest in the collateral provided for in the Loan Documents shall be in full force and effect, and all actions necessary to maintain and perfect the same shall have been taken;

(f) No material adverse change in the financial condition of the Borrowers taken as a whole shall have occurred since September 30, 2009; and

(g) No pending or threatened litigation or other proceeding or investigation shall exist which could reasonably be expected to have a material adverse effect on the prospects, operation or financial condition of the Borrowers taken as a whole.

3. Representations and Warranties. The Borrowers hereby represent and warrant to Bank that:

(a) All representations and warranties made by the Borrowers in the Agreement are true and correct in all material respects as if they had been made on the date hereof.

(b) No Default or Event of Default exists within the meaning of the Agreement.

(c) The officers of the Borrowers executing this Amendment shall be fully authorized to do so, and all corporate actions necessary or proper to authorize the execution of this Amendment have been duly done, taken and performed. No consent, authorization or approval of any other Person is necessary for the due execution and delivery by any Borrower of this Amendment and the performance by any Borrower of the terms hereof and thereof. This Amendment is executed and delivered in accordance with any laws and regulations applicable hereto and thereto, and is the legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms.

(d) The execution, delivery, and performance, in accordance with its terms, of this Amendment will not violate any provision of any Borrower’s organizational documents, any law, or any applicable judgment or regulation of any court or of any public or governmental agency, officer, or authority, and will not conflict with, result in a breach of or default under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of any Borrower (except for the security interest created by the Loan Documents) under any indenture, mortgage, contract, deed of trust, or other agreement to which any Borrower is a party or by which any Borrower or any of its properties or assets is or may be bound.

4. Entire Agreement. This Amendment and the Agreement embody the entire agreement between the parties respecting the subject matter hereof and supersede all prior agreements, proposals, communications and understandings relating to such subject matter. The terms of the Amendment shall be considered a part of the Agreement as if fully set forth therein.

5. Miscellaneous. This Amendment shall be binding upon the Borrowers and their respective successors and the Bank and its successors and assigns. The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Amendment or the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Capitalized terms not defined herein shall have the meanings set forth in the Agreement. This Agreement shall be a contract made under and governed by the laws of the State of Missouri applicable to contracts made and to be performed entirely within such State.

6. No Other Amendments. In case of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment control. Except as expressly set forth in this Amendment, the terms of the Agreement remain unchanged and in full force and effect. The following notice is given pursuant to Section 432.045 of the Missouri Revised Statutes; nothing contained in such notice shall be deemed to limit or modify the terms of the Loan Documents:

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWERS) AND US (BANK) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the day and year first above written.

BORROWERS:

ZOLTEK COMPANIES, INC.
By:	/s/ Zsolt Rumy
Name: Zsolt Rumy Title: Chairman, President and Chief Executive Office

ZOLTEK CORPORATION ENGINEERING TECHNOLOGY CORPORATION ZOLTEK PROPERTIES, INC.
By:	/s/ Zsolt Rumy
Name: Zsolt Rumy Title: President and Chief Executive Office

BANK: SOUTHWEST BANK OF ST. LOUIS
By:	/s/ Jackie Davis
Name: Jackie Davis Title: Vice President